Exhibit 10.5
Amendment No. 3 to Distribution Agreement
This Amendment No, 3 to Distribution Agreement (this “Amendment”) is effective on July 11, 2008 (“Amendment Date”), and is entered into between Inverness Medical Innovations North America, Inc., a Delaware corporation (“Inverness”) having a place of business at 30 South Keller Road. Orlando, Florida 32804 (as successor by assignment from Biosite Corporation effective April 1, 2008), and Fisher HealthCare, a Division of Fisher Scientific Company, L.L.C. (“FHC”), having a place of business at 9999 Veterans Memorial Drive, Houston, Texas 77038 and amends the Distribution Agreement between the parties dated January 1, 2006 (as amended, the “2006 Distribution Agreement”).
     The parties mutually agree that the 2006 Distribution Agreement shall be amended through this Amendment on the terms and conditions below as follows:
1. Defined Terms. Any defined terms in this Amendment shall have the same meaning designated in the 2006 Distribution Agreement unless otherwise expressly provided herein.
2. Term of Amendment. The first sentence of Section 6(a) and Section 6(a)(i) shall be amended and replaced in their entirety by the following:
This Agreement shall commence on the Effective Date and shall expire on December 31, 2010 (“Initial Term”). Except as otherwise set forth in this Agreement, (i) unless either party (in such party’s sole discretion) gives to the other party notice of non-renewal not less than six (6) months prior to the exploration of the Initial Term, this Agreement shall be automatically extended for a period of one (1) year following the expiration of the Initial Term (the “First Extended Term”), and
3. Guaranteed Selling Margin Rate (“GSMR”). The parties acknowledge and agree that Section 5(f)(i),5(f)(ii) and 5(f)(iii) shall pe replaced in their entirety with the following:
Beginning on January 1, 2009 and continuing for the remaining duration of the Initial Term, the-parties acknowledge and agree to the following GSMR for each Product category as follows:

Product Category	GSMR

Triage® BNP Test (excluding the BNP Tests for Beckman Systems)	11.0%
D-Dimer Products	11.0%
Triage® TOX Drug Screen Products	10.5%
DOA Products (excluding Triage® TOX Drug Screen Products)	16.0%
Cardiac Products	5%
For the purpose of determining the applicable GSMR a “hospital” shall mean a building or real estate improvement and not a group of affiliated entities. Both parties agree (that this GSMR section shall apply exclusively to the Hospital Medical Segment. Both parties acknowledge and agree that the above categories shall include the sales of calibrations and controls for each respective testing category.
The parties agree to negotiate in good faith additional incentive programs designed to provide FHC with an increased GSMR if specific sales targets are met for the D-dimer and Triage TOX Drug Screen Products.

4. Direct Distribution of BNP Tests for Beckman Systems. As of the Amendment Date and continuing for the remaining duration of the initial Term, Inverness may promote, market sell and distribute the BNP Tests far Beckman Systems (the “ Beckman BNP”) directly to customers within the Territory on its own or through an affiliated entity or subsidiary of Inverness. From the Amendment Date and for six (6) months thereafter, Inverness and FHC agree to use good faith commercially reasonable efforts to transition all Beckman BNP customers, excluding FHC contracted Beckman BNP customers on FHC paperwork (“FHC Contracted Beckman BNP Customers”), from FHC to Inverness for direct distribution and Inverness agrees that, during this transition period, FHC will continue to receive a (GSMR of 11.0% on those Beckman BNP accounts that it is still handling. Both parties agree that FHG shall not renew or extend the term through an amendment, or fail to give notice of non-renewal or otherwise of any FHC Contracted Beckman BNP Customer beyond the existing term in effect as of the Amendment Date, and FHC may continue to promote, market, sell and distribute Beckman BNP to FHC Contracted Beckman BNP Customers until the natural expiration of their agreements. FHC agrees to take no action which would interfere with Inverness’ direct distribution efforts with Beckman BNP customers or with Invremess’s efforts to develop and maintain the reputation of and goodwill with respect to the Beckman BNP. FHC will cease all sales and distribution of Beckman BNP during the Initial Term as soon as the transition to Inverness is complete.
5. End User Sales Performance Criteria If FHC’s aggregate end user sales for existing Triage® BNP Products (excluding end user sales of the Beckman BNP), DOA Products, Triage® TOX Drug Screen Products and D-Dimer Product lines falls below the Minimum FHC End User Sales for Co-Exclusivity for the applicable calendar year as identified in the table below as determined by an end of year calendar review, then Inverness reserves the right to give 180 days notice of its intention to terminate FHC’s co-exclusive distributor status following such annual review. If Inverness elects to terminate FHC’s co-exclusivity under this clause and if Inverness subsequently elects to appoint an additional distributor for the Products other than Inverness itself or its affiliates, then Inverness agrees that any such distributor’s GSMR for the Products shall not exceed the GSMR received by FHC in the 2006 Distribution Agreement for as long as FHC’s purchases of the Products are equal to or superior than those made by any such additional distributor. Whether or not the distributor status of FHC is exclusive or co-exclusive, both parties acknowledge and agree that the Non-Compete provision in Section 3(b) shall be effective without modification (unless the parties mutually agree to an amendment) for as long as the 2006 Distribution Agreement is in effect.

Minimum FHC End User Sales for
Calendar Year	Co-Exclusivity

2009	$124,500,000
2010	$114,100,000
If FHC’s aggregate end user sales for existing Triage® BNP Products (excluding end user sales of the Beckman BNP), DOA Products, Triage® TOX Drug Screen Products and D-Dimer Product lines falls below the Minimum FHC End User Sales for Inverness Termination for the applicable calendar year as identified in the table below and as determined by an end of year calendar review, then Inverness reserves the right to give 180 days notice of its intention to terminate the 2006 Distribution Agreement following such annual review.

Minimum FHC End User Sales For
Calendar Year	Inverness Termination

2009	$121,600,000
2010	$108,900,000

Inverness agrees that should it enter into any new GPO contract for the Products, then the minimum sales levels defined above shall be reduced in proportion by any price discounts to products that Inverness has elected to provide in any such contract.
6. Limitation of Liability. Under no circumstances shall either party be liable to the other for indirect or consequential damages, including lost profits, in connection with this Amendment.
7. GSMR for “Uniquely New Products” and “Improved Products” Inverness and FHC acknowledge and agree that the GSMR for Uniquely New Products and Improved Products shall be negotiated in good faith between the parties at least thirty (30) days prior to the commercial release of any Uniquely New Product or Improved Products. Inverness and FHC agree to delete any reference to “Increased Margin Products” in the 2006 Distribution Agreement.
8. Miscellaneous. Except as otherwise expressly modified by this Amendment, the 2006 Distribution Agreement shall remain in full force and effect in accordance with its existing terms. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In witness of their agreement to the foregoing terms, the authorized representatives of each party have executed this Amendment effective as of the Amendment Date.

INVERNESS MEDICAL INNOVATIONS
NORTH AMERICA, INC.	Fisher Healthcare, a
division of Fisher Scientific
Company, L.L.C.

By Title President 11 July 2008	By Title President 11 July 2008
By Title Senior Vice President